EXHIBIT (d)

Investment Advisory Contracts

AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

This amendment number 2 (the “Amendment 2”) is effective as of the 1st day of January, 2020, by and between Sit U.S. Government Securities Fund, Inc., a Minnesota corporation (the “Fund”), and Sit Investment Associates, Inc., a Minnesota corporation (“SIA”).

Background

The Fund and SIA entered into an Investment Management Agreement dated as of November 1, 1992, which was amended effective November 1, 2010 (the “Agreement as Amended”), relating to SIA’s provision of certain investment management services to the Fund. The Fund and SIA desire to amend the Agreement as set forth herein.

This Background section is incorporated by reference into and made a part of this Amendment 2.

Terms

The Fund and SIA hereby agree that:

A.	Section 2 to the Agreement as Amended is hereby deleted in its entirety and replaced with the following Section 2:

2.   COMPENSATION FOR SERVICES.

In payment for the investment advisory and management services to be rendered by SIA hereunder, the Fund shall pay to SIA a fee at an annual rate of 0.20% of the Fund’s average daily net assets. This fee shall be paid to SIA on a monthly basis not later than the fifth business day of the month following the month in which said services were rendered. This fee shall be based on the average of the net asset values of all of the issued and outstanding shares of the Fund as determined as at the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws, and currently effective Prospectus and Statement of Additional Information of the Fund.

B.	Section 3 to the Agreement as Amended is hereby deleted in its entirety and replaced with the following Section 3:

3. ALLOCATION OF EXPENSES.

SIA and the Fund shall enter into a separate Supervision and Administration Agreement by which SIA shall be required to bear all of the Fund’s expenses except for investment advisory and management service fees provided for herein, supervisory and administrative fees provided for under a Supervision and Administration Agreement, extraordinary expenses (as so designated by a majority of the directors of the Fund, including a majority of said directors who are not “interested persons” of the Fund or of SIA, as defined in the Investment Company Act of 1940, as amended), interest, brokerage commissions and other transaction charges relating to the Fund’s investing activities.

IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be executed by their duly authorized representatives designated below.

SIT U.S. GOVERNMENT SECURITIES FUND, INC.

By:	/s/ Roger J. Sit
Roger J. Sit
President

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SIT INVESTMENT ASSOCIATES, INC.

By:	/s/ Paul E. Rasmussen
Paul E. Rasmussen
Vice President

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